Exhibit 99.1

     NEWS                                                  [LOGO]
     RELEASE

                             CONTACTS:

     STANHOME INC.                           MORGEN-WALKE ASSOCIATES
     THOMAS E. EVANGELISTA                   BETSY BROD
     VICE PRESIDENT                          PRESS:  RICHARD DUKAS
     (413) 562-3631                          (212) 850-5600

     FOR IMMEDIATE RELEASE
     STANHOME COMPLETES SALE OF HAMILTON DIRECT RESPONSE GROUP

     WESTFIELD, MA, MAY 23, 1997 -- STANHOME INC. (NYSE:STH) today said it had completed the previously announced sale of its Hamilton Direct Response businesses to the Bradford Group for approximately $46 million, including the assumption by Bradford of intercompany debt. With the sale, Standhome's Enesco Giftware subsidiary and Bradford also entered into a long-term license agreement for Bradford to sell products under license through the direct response channel.

          G. William Seawright, Stanhome's President and Chief Executive Officer commented, "We are delighted to have completed this sale and license agreement with Bradford, the leading direct marketer of giftware and collectibles. The license agreement allows consumers to continue purchasing Enesco brands through this direct response channel while generating a stream of royalty income for the Company. We look forward to a long and mutually beneficial relationship between Enesco and Bradford.

          "This transaction is one of a number of strategic initiatives announced last month to enhance shareholder value. Consistent with our focus on Enesco branded gifts and collectibles, we continue to evaluate alternatives for our Worldwide Direct Selling Group, with the assistance of investment bankers Goldman, Sachs & Co."

          Stanhome is a global marketer of quality branded gifts and collectibles through the Enesco Giftware Group, which generated $515 million or 61% of the Company's worldwide sales in 1996, and $79 million, or 86% of total operating profit, before unallocated expenses. The Company's gift and collectible brands include Precious Moments, Cherished Teddies, Pretty As a Picture and Lilliput Lane, among others.

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